Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
PERFECT CORP.
of
Up to 16,129,032 Class A Ordinary Shares
at a Purchase Price of $3.10 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 26, 2023,
UNLESS THE OFFER IS EXTENDED
(SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

November 27, 2023
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We have been appointed by Perfect Corp., a Cayman Islands exempted company with limited liability (the “Company,” “we,” “us” or “our”), to act as the information agent (the “Information Agent”) in connection with its offer to purchase for cash up to 16,129,032 class A ordinary shares, par value $0.10 per share of the Company (each, a “Class A Ordinary Share” or “share”) that are issued and outstanding at a price of $3.10 per share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated November 27, 2023 (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to shares shall refer to the Class A Ordinary Shares of the Company.
Enclosed with this letter are copies of the following documents:
1.
Offer to Purchase, dated November 27, 2023;

2.
Letter of Transmittal, for your use in accepting the Offer and tendering shares of, and for the information of, your clients;

3.
Form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an instruction form provided for obtaining such client’s instructions with regard to the Offer;

4.
Notice of guaranteed delivery with respect to shares, to be used to accept the Offer and tender shares pursuant to the Offer if the book-entry shares are not immediately available, or the procedure for book-entry transfer described in Section 3 of the Offer to Purchase cannot be completed before the Expiration Time, or if time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) before the Expiration Time; and

5.
A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions set forth in Section 6 of the Offer to Purchase.
We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on December 26, 2023, unless the Offer is extended.
Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any share transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).
Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.
Very truly yours,
Georgeson LLC
Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.